                                                                     FORM 10-QSB



            UNIVERSAL FRANCHISE OPPORTUNITIES CORP. AND SUBSIDIARIES

                                 EXHIBIT 11(a)
                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE

                                         For the three months ended
                                                  March 31,
                                       -----------------------------
                                            1995            1994
                                            ----            ----
PRIMARY

Net income (loss)                      ($   334,908)   ($   285,283)
Weighted average number of
common shares outstanding
  during the period                       2,812,980       2,812,980
                                        ===========     ===========

Primary income (loss) per
common share                           ($      0.12)        ($ 0.10)
                                        ===========          ======